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                                                                   EXHIBIT 10.11


                          Classic Communications, Inc.
                                6151 Paluxy Road
                               Tyler, Texas 75703


James A. Kofalt
50209 Manly
Chapel Hill, North Carolina 27514

Dear Jim:

         We are very pleased that you have decided to become Chairman of the Board of Directors (the "Board") of Classic Communications, Inc. (the "Company"). This letter agreement is being sent to confirm our understanding and agreement in connection your role as Chairman.

1. In your role as Chairman, you will preside at all meetings of the stockholders and of the Board. In between such meetings, it is our understanding that you will be monitoring the operations of the Company as you deem appropriate and chairing the management committee. We expect that you will not devote more than one-third of your business time to the performance of the duties accompanying your position as Chairman. In this regard, the Company shall provide you with reasonable notice of such obligations and you shall have the right to reschedule commitments to the Company to accommodate the requirements of your other professional interests. In the event that the obligations requested by the Company require that you devote greater than one-third of your business time, the Company hereby agrees that the Director Fee shall be increased as mutually agreed upon.

2. As compensation for your new position, you will receive (i) $125,000 per year, payable in arrears on a quarterly basis (the "Director Fee") and (ii) 100,000 nonqualified options to purchase shares of Class A common stock of the Company, at an exercise price of $3.1375 (the "Option"). The term of the Option shall commence on December 22, 2000 (the "Effective Date") and shall terminate upon the expiration of ten
         (10) years. The Option shall vest and become exercisable as to twenty-five percent (25%) of the shares underlying the Option on each of the first four (4) anniversaries of the Effective Date.

3. The Company shall reimburse you for all reasonable expenses incurred by you in the performance of your duties as Chairman; provided, however, that you must furnish to the Company an itemized account, satisfactory to the Company, in substantiation of such expenditures.


         If the foregoing accurately sets forth our agreement, please so indicate by executing this letter agreement in the appropriate space indicated below.




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                                               CLASSIC COMMUNICATIONS, INC.



                                                    /s/ John Geisler
                                               -----------------------------
                                               By: John Geisler
                                               Title: Chief Financial Officer





Agreed to and Accepted as of
the 18th day of January, 2001


/s/ James A. Kofalt
-------------------
James A. Kofalt



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